Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 1, 2017 (the “Agreement”), is made and entered into by and among Semiconductor Components Industries, LLC (the “Company”), a wholly-owned subsidiary of ON Semiconductor Corporation, a Delaware Corporation (the “Parent”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and George H. Cave (the “Executive”).

Executive is currently employed as the Executive Vice President, General Counsel, Chief Compliance & Ethics Officer, Chief Risk Officer, and Corporate Secretary of the Company and Parent pursuant to the Employment Agreement dated May 26, 2005, and amended by Amendment No. 1 dated April 23, 2008, Amendment No. 2 dated April 30, 2009, and Amendment No. 3 dated March 24, 2010 (collectively, the “Prior Agreement”).

Executive and the Company desire to enter into this Agreement to supersede and replace the Prior Agreement in its entirety and to continue Executive’s employment pursuant to the terms and conditions set forth herein.

1. Employment, Duties and Agreements.

(a) Executive shall continue his employment as the Executive Vice President, General Counsel, Chief Compliance & Ethics Officer, Chief Risk Officer, and Corporate Secretary of the Company and Parent during the employment period described in Section 3 hereof (the “Employment Period”). Executive shall report to the Office of the Chief Executive Officer (the “Office of the CEO”) of the Company and shall have such duties and responsibilities as the Office of the CEO may reasonably determine from time to time as are consistent with Executive’s position as Executive Vice President, General Counsel, Chief Compliance & Ethics Officer, Chief Risk Officer, and Corporate Secretary. During the Employment Period, Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Office of the CEO and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

2. Compensation.

(a) As compensation for the agreements made by Executive herein and the performance by Executive of his obligations hereunder, during the Employment Period, the Company shall pay Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate determined by the Board of Directors of the Parent and/or its Compensation Committee (both or either herein may be referred to as the “Board”) (the “Base Salary”). The Board shall review Executive’s Base Salary from time to time.

(b) In addition to the Base Salary, during the Employment Period, Executive shall be eligible to participate in the bonus program established and approved by the Board (the “Bonus Program”) and, pursuant to the Bonus Program, Executive may earn a bonus (the “Bonus”) on an annual or other performance period basis (a “Performance Cycle”) of up to a target of 75% of Base Salary earned and paid during the applicable Performance Cycle or an additional amount as approved by the Board under the Bonus Program and in each case based on certain performance criteria; provided that Executive is actively employed by the Company on the date the Bonuses are paid under the Bonus Program, except as provided in Section 5(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and pursuant to the Bonus Program. The Bonus will be specified by the Board, and the Bonus will be reviewed at least annually by the Board.

(c) During the Employment Period: (i) except as specifically provided herein, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and (ii) except as specifically provided herein, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(d) During the Employment Period, the Company shall provide Executive with a car allowance of $1,200 per month.

(e) During the Employment Period, Executive shall be entitled to at least four (4) weeks of paid vacation time for each calendar year in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(f) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(g) During the Employment Period, the Office of the CEO may ask Executive to provide services to affiliates of the Company, including the Parent, that are consistent with Executive’s position as Executive Vice President, General Counsel, Chief Compliance & Ethics Officer, Chief Risk Officer, and Corporate Secretary. Executive agrees to perform such services without additional compensation from the Company, any affiliate, or the Parent.

3. Employment Period.

The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the date of the execution of this Agreement (the “Effective Date”). Executive shall be considered an “at-will” employee, which means that Executive’s employment may be terminated by the Company or by Executive at any time for any reason or no reason at all. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” Executive’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate Executive’s employment hereunder for “Disability” if, as a result of Executive’s incapacity due to physical or mental illness or injury, after any accommodation required by law, Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period Executive shall not have returned to the performance of his duties on a full-time basis.

(c) Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Executive of this Agreement; (ii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause (except for a termination under (ii) of the above definition of Cause), Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

(f) For Good Reason. Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) without Executive’s written consent, reducing Executive’s salary, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries of the other comparable officers of the Company, or (iii) without Executive’s written consent, a material and continued diminution of Executive’s duties and responsibilities hereunder; provided that in either (i), (ii), or (iii) above, Executive shall notify the Company within thirty (30) days after the event or events which Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a thirty (30) day period after delivery of such notice to cure such breach or diminution.

4. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three (3) months after the Notice of Termination is delivered to the Company, (iv) if Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Payments.

(a) Without Cause. In the event of the termination of Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided for in Section 3(f) herein), Executive shall be entitled to: (i) any accrued but unused vacation, (ii) Base Salary through the Date of Termination (to the extent not theretofore paid), (iii) the continuation of Base Salary (as in effect immediately prior to the termination) for twelve (12) months following the Date of Termination which, subject to the restrictions set forth below, shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time and which shall begin on the first payroll period immediately following the date on which the general release and waiver described below in Section 5(d) becomes irrevocable, (iv) any earned but not paid Bonus for the Performance Cycle immediately preceding the Date of Termination, and (v) a pro-rata portion of the Bonus, if any, for the Performance Cycle in which the Date of Termination occurs (based on the achievement of the applicable performance criteria and related to the applicable Performance Cycle as described in Section 2(b)). Notwithstanding the foregoing, the amount of payment set forth in (iii) above during the six-month period following the Date of Termination shall not exceed the separation pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the first day of the seventh month after the date of

Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service (the “Delayed Payment Date”). If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) does not apply as of the Date of Termination, the amount set forth in (iii) above shall be paid (a) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the Delayed Payment Date and (b) thereafter in installments in accordance with the Company’s ordinary payroll practices. The amounts set forth in (i) and (ii) above, shall be paid in accordance with applicable law on the Date of Termination. The amounts set forth in (iv) and (v) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). In addition, in the event of a termination by the Company without Cause under this Section 5(a) (including a deemed termination without Cause as provided in Section 3(f) herein): (1) if Executive elects to continue the Company’s group health plans pursuant to his rights under COBRA, the Company shall pay Executive’s COBRA continuation premiums until the earlier of (x) the date Executive receives group health benefits from another employer or (y) the one-year anniversary of the Date of Termination; and (2) the Company will provide Executive with outplacement services from vendors designated by the Company for a period of six (6) months following the Date of Termination, at a cost not to exceed $5,000. For the avoidance of doubt, Executive shall pay Executive’s share of any such premiums with after-tax income and any premium reimbursements or premiums paid by the Company pursuant to this Section 6 shall be taxable to Executive for federal and state tax purposes. Notwithstanding the foregoing, the payments and benefits provided in this Section 5(a) are subject to and conditioned upon Executive executing (and not revoking) the general release and waiver described in Section 5(d) and the payments and benefits are subject to and conditioned upon Executive’s compliance with the restrictive covenants provided in Sections 7 and 8 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement.

(b) Cause, Disability, Death or Voluntarily other than for Good Reason. If Executive’s employment is terminated during the Employment Period by (i) the Company for Cause, (ii) voluntarily by Executive other than for Good Reason, or (iii) as a result of Executive’s death or Disability, the Company shall pay Executive or Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination Executive’s accrued but unused vacation and his Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(b), the Company shall have no additional obligations under this Agreement.

(c) Change in Control. If within twenty-four (24) months following a Change in Control (as defined herein), (i) the Company terminates Executive’s employment without Cause; or (ii) Executive terminates employment with the Company for Good Reason, then, in addition to all of the benefits provided to Executive under Section 5(a) of this Agreement, Executive shall be entitled to an amount equal to the total target Bonus (as defined above) under the Bonus Program in effect as of the Date of Termination; provided that if Bonuses are paid semi-annually as of the Date of Termination Executive shall be entitled to an amount equal to two (2) times the total target Bonus for the Performance Cycle in which the Date of Termination occurs, with such amount paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31 before January 1 or after March 15 of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). In addition, notwithstanding any provision in any applicable option grant agreement between the Company or Parent and Executive: (A) any outstanding but unvested options granted on or prior to the Effective Date shall fully vest upon the Date of Termination; and (B) all options (both vested and unvested) granted on or prior to the Effective Date will remain fully exercisable until the first to occur of (1) the one-year anniversary of the Date of Termination, and (2) either the tenth anniversary or the seventh anniversary of the grant date of such options, depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date, provided, however, that if the Company determines in good faith that the extension of the option’s exercise period results in the options being considered non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such extension shall not take effect. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as it may be amended from time-to-time.

(d) Release Required. To receive the termination related payments and benefits described in this Section 5, within the time periods described below, Executive must execute (and not revoke) a general release and waiver (in a form reasonably acceptable to the Company) waiving all claims Executive may have against the Company, its affiliates (including, without limitation, Parent), successors, assigns, executives, officers and directors, and others. The release shall be provided to Executive on or before the date that is five (5) days following Executive’s Date of Termination and Executive shall have twenty-one (21) days following the date on which the release is given to Executive to sign and return the release to the Company. The release must be executed and returned to the Company within the time period described in the release and it must not be revoked by Executive during the seven (7) day revocation period that will be described in the release. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the severance payments described in Section 5(a) constitute a “deferral of compensation” within the meaning of the Section 409A Regulations, and if the consideration period that will be described in the release, plus the seven (7) day revocation period that will be described in the release, spans two (2) calendar years, the severance payments shall not begin until the second calendar year.

6. Legal Fees.

In the event of any contest or dispute between the Company and Executive with respect to this Agreement or Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

7. Non-Solicitation.

Executive recognizes that the Company’s employees are a valuable asset to the Company and represent a substantial investment of Company time and resources. Accordingly, during the Employment Period and for one (1) year thereafter, Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Parent, the Company or any of their subsidiaries to perform services for any entity (other than the Parent, the Company or their subsidiaries), or attempt to induce any such employee to leave the employment of the Parent, the Company or their subsidiaries.

8. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) During the Employment Period and thereafter, Executive shall hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, “Confidential Information” shall mean all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. “Confidential Information” does not include information that (i) is or becomes part of the public domain through no fault of Executive; (ii) is already known to Executive and has been identified by Executive to the Company in writing prior to the commencement of Executive’s employment with Company; or (iii) is subsequently lawfully received by Executive from a third party not subject to confidentiality restrictions.

(b) During Executive’s employment with Company, and at all times thereafter, Executive will (i) keep confidential and not divulge, furnish or make accessible to any person any Confidential Information; and (ii) use the Confidential Information solely for the purpose of performing Executive’s duties of employment and not for Executive’s own benefit or the benefit of any other person. Promptly after the Date of Termination, or at any time upon request by Company, Executive shall return to Company any Confidential Information (in hard copy and electronic formats) in Executive’s possession.

(c) With the limited exceptions noted below, Executive shall be permitted to disclose Confidential Information to the extent, but only to the extent, (i) Company provides its express prior written consent to such disclosure; (ii) it is necessary to perform the duties of Executive’s employment; or (iii) as required by law; provided, that prior to making any disclosure of Confidential Information required by law (whether pursuant to a subpoena, government investigative demand, or other similar process), Executive must notify Company of Executive’s intent to make such disclosure, so that Company may seek a protective order or other appropriate remedy and may participate with Executive in determining the amount and type of Confidential Information, if any, which must be disclosed to comply with applicable law.

(d) There are limited exceptions to the above confidentiality requirement if Executive is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent), and the Securities and Exchange Commission. This Agreement does not limit Executive’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Agreement shall prevent Executive from the disclosure of Confidential Information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law,

Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if Executive or Executive’s attorney: (i) files any document containing Confidential Information or trade secrets under seal; and (ii) does not disclose Confidential Information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among other laws, the Defend Trade Secrets Act of 2016.

(e) Executive and the Company agree that the Parent, the Company, and their affiliates would likely suffer significant harm from Executive competing with any or all of the Parent, the Company or their affiliates for a certain period of time after the Date of Termination. Accordingly, Executive agrees that Executive will not, for a period of one (1) year following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Competitive Business (as defined below) in or from any location in the United States (the “Restricted Territory”); provided, however, that if (and only if) required by a court of competent jurisdiction for the provisions of this section to remain valid and enforceable against Executive, the Restricted Territory means the state of Arizona. For purposes of this Agreement, “Competitive Business” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or government agency or political subdivision thereof that is engaged in, or otherwise competes or has demonstrated a potential for competing with the Business (as defined below) for customers of the Company or its affiliates anywhere in the world. For purposes of this Agreement, “Business” shall mean the design, marketing and sale of semiconductors in the power, analog, digital signal processing, mixed signal, advanced logic, discrete and custom devices, data management semiconductors, memory and standard semiconductor components and integrated circuits offered by any or all of the Parent, the Company or their affiliates for use in electronic products, appliances and automobiles, computing, consumer and industrial electronics, wireless communications, networking, military and aerospace and medical end-user markets.

(f) Upon the termination of the Employment Period, Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Parent, the Company or their affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(g) During the Employment Period and at all times thereafter, Executive agrees that Executive will not make (or cause or encourage others to make) statements that unlawfully defame or disparage the Parent, the Company, their affiliates and their officers, directors, members or executives. Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives.

9. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Executive to account for and pay over to the Company, and Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 or 8 hereof. If Executive is in breach of any of the provisions of Section 7 or 8 above, then the time periods set forth in Sections 7 or 8 will be extended by the length of time during which Executive is in breach of any of such provisions.

10. Representations.

(a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which Executive is a party.

(b) Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by Executive in connection with his former employment with respect to his duties and responsibilities hereunder.

11. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Semiconductor Components Industries, LLC

5005 East McDowell Road

Phoenix, Arizona 85008

Attention: Chief Executive Officer

If to Executive, to the address for Executive on file with the Company at the time of the notice or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Executive’s employment, including, without limitation, the Prior Agreement (it being understood that, except as otherwise expressly stated in this Agreement, any equity awards granted to Executive shall be governed by the relevant equity plan document and related equity grant agreement and any other related documents).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

(i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) The payments and other consideration to Executive under this Agreement shall be made without right of offset.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l) (i) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (“Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of Executive’s separation from service shall be paid to Executive before the Delayed Payment Date. All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(ii) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations or an exception thereto. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A, without reducing the amounts of any benefits due to Executive hereunder.

(m) By signing this Agreement, Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time.

12. Section 280G of the Code.

(a) Sections 280G and 4999 of the Code may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Section 280G of the Code (the “Total Change in Control Payments”) equal or exceed Executive’s 280G Cap. For this purpose, Executive’s “280G Cap” is equal to Executive’s average annual compensation in the five (5) calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times three (3). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one (1) times Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments will equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Code and the applicable Treasury Regulations will control over the general provisions of this Section 12. All determinations and calculations required to implement the rules set forth in this Section 12 shall take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, Executive shall be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).

(b) Subject to the “best net” exception described in Section 12(c), in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction first applied to the cash severance payments that Executive would otherwise be entitled to receive pursuant to this Agreement and thereafter applied in a manner that will not subject Executive to tax and penalties under Section 409A of the Code.

(c) If Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 12(b). If this “best net” exception applies, Executive shall be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Section 4999 of the Code or otherwise.

(d) The Company will engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 12. The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company. If the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section 12 shall be of no further force or effect. In addition, if this provision does not apply to Executive for whatever reason, this Section shall be of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Semiconductor Components Industries, LLC

/s/ KEITH D. JACKSON
Name: Keith Jackson
Title: Chief Executive Officer and President

/s/ GEORGE H. CAVE
Name: George H. Cave

13